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                                                                    Exhibit 10.4

                 ==============================================

                             JOINT VENTURE AGREEMENT

                                     between

                       MEDICIS PHARMACEUTICAL CORPORATION
                                   ("Medicis")

                    MEDICIS CONSUMER PRODUCTS COMPANY, L.L.C.
                                     ("LLC")

                            IMX PHARMACEUTICALS, INC.
                                     ("IMX")

                 ==============================================
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                                TABLE OF CONTENTS
                                       of
                             JOINT VENTURE AGREEMENT

1. DEFINITIONS...............................................................1
      1.1  Affiliate.........................................................1
      1.2  Balance Sheet.....................................................1
      1.3  Balance Sheet Date................................................1
      1.4  Business..........................................................2
      1.5  Closing...........................................................2
      1.6  Contract..........................................................2
      1.7  Assets............................................................2
      1.8  Environmental Law.................................................3
      1.9  Exorex Product Line...............................................3
      1.10 Financial Statements..............................................3
      1.11 GAAP..............................................................3
      1.12 Government........................................................3
      1.13 Improvements......................................................4
      1.14 IMX Contribution..................................................4
      1.15 IMX Intellectual Property.........................................4
      1.16 Intellectual Property.............................................4
      1.17 Inventory.........................................................4
      1.18 Law...............................................................4
      1.19 Liabilities.......................................................5
      1.20 Lien..............................................................5
      1.21 LLC Consideration.................................................5
      1.23 Major Agreements..................................................5
      1.24 MEDICIS Contribution..............................................5
      1.25 New Intellectual Property.........................................5
      1.26 New Product.......................................................6
      1.27 Ordinary Course...................................................6
      1.28 Receivables.......................................................6
      1.29 Retained Assets...................................................6
      1.30 Significant Employees.............................................6
      1.31 Taxes.............................................................6
      1.32 Other Defined Terms...............................................6

2. FORMATION AND CAPITALIZATION OF THE JOINT VENTURE.........................7
      2.1  MEDICIS Contribution..............................................7
      2.2  IMX Contribution..................................................7
      2.3  Liabilities of the Business.......................................8
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3. ADDITIONAL AGREEMENT......................................................8

4. BUSINESS PURPOSE AND RIGHTS...............................................8

5. MANAGEMENT AND CONTROL....................................................9

6. IMX SUPPORT OBLIGATIONS...................................................9
      6.1  Consulting Services...............................................9

7. MEDICIS SUPPORT OBLIGATIONS...............................................9

8. CLOSING...................................................................9
      8.1  Deliveries of IMX at Closing......................................9
      8.2  Deliveries of MEDICIS at Closing..................................9

9 REPRESENTATIONS AND WARRANTIES OF IMX.....................................10
      9.1  Corporate Existence and Power of IMX.............................10
      9.2  Approval and Enforceability of Agreement.........................10
      9.3  Financial Statements.............................................10
      9.4  Events Subsequent to December 31, 1997...........................11
      9.5  Inventories......................................................12
      9.6  Receivable.......................................................12
      9.7  Undisclosed Liabilities..........................................12
      9.8  Taxes............................................................12
      9.9  Real Property--Owned.............................................13
      9.10 Real and Personal Property--Leased to Seller.....................13
      9.11 Intellectual Property............................................14
      9.12 Necessary Property and Transfer of Purchased Assets..............15
      9.13 Licenses and Permits.............................................15
      9.14 Use and Condition of Property....................................15
      9.15 Contracts........................................................15
      9.16 No Breach of Law or Governing Documents..........................16
      9.17 Litigation and Arbitration.......................................16
      9.18 Officers, Directors, Employees and Consultants...................17
      9.19 Payments, Compensation and Perquisites of Agents and Employees...17
      9.20 Labor Matters....................................................17
      9.21 Employee Benefit Matters.........................................18
      9.22 Discrimination, Workers Compensation and Occupational
             Safety and Health .............................................19
      9.23 Alien Employment Eligibility.....................................19
      9.24 Insurance Policies...............................................19
      9.25 Guarantees.......................................................19


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      9.26 Product Warranties...............................................19
      9.27 Product Liability Claims.........................................20
      9.28 Product Safety Authorities.......................................20
      9.29 Environmental Matters............................................20
      9.30 Broker's Fees....................................................20
      9.31 Foreign Operations and Export Control............................20
      9.32 Truthfulness.....................................................20
      9.33 Books and Records................................................21
      9.34 Hart-Scott-Rodino................................................21

10. OPTION TO PURCHASE......................................................21

11. COVENANTS OF IMX........................................................21
      11.1 Payment of Debts.................................................21
      11.2 Release of Liens.................................................21
      11.3 Operation of the Business........................................21
      11.4 Taxes............................................................22

12. INVENTIONS..............................................................23
      12.1 New Intellectual Property........................................23

13. NONCOMPETE..............................................................24
      13.1 Restrictive Covenants............................................24
      13.2 MEDICIS/Meyer-Zall Relationship..................................25
      13.3 Severability.....................................................25

14. TERM AND TERMINATION....................................................26
      14.1 Term.............................................................26
      14.2 Default..........................................................26
      14.3 Termination......................................................26

15. CONFIDENTIALITY.........................................................27

16. CONDITIONS TO MEDICIS's OBLIGATIONS.....................................27
      16.1 Representations and Warranties of IMX............................28
      16.2 Approval by IMX's Shareholders...................................28
      16.3 Performance of this Agreement....................................28
      16.4 No Material Adverse Change.......................................28
      16.5 Certificate of IMX...............................................28
      16.6 Documents........................................................28


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      16.7 Facility Agreement...............................................29
      16.8 Consulting Agreement.............................................29
      16.9 New Product Agreement............................................29
      16.10 No Lawsuits.....................................................29
      16.11 No Restrictions.................................................29
      16.12 Consents........................................................29
      16.13 Releases........................................................29
      16.14 Termination of Employees........................................29
      16.15 Bulk Sales......................................................30
      16.16 Due Diligence...................................................30
      16.17 Further Assurances..............................................30

17. CONDITIONS TO IMX'S OBLIGATIONS.........................................30
      17.1 Performance of the Major Agreements..............................30
      16.3 Approval by IMX's Shareholders...................................30
      17.2 Payment of MEDICIS Contribution and LLC Consideration and
             Assumption of Liabilities......................................30
      17.3 Facility Agreement...............................................30
      17.4 Consulting Agreement.............................................31
      17.5 Service Agreement................................................31
      17.6 Stock Purchase Agreement.........................................31
      17.7 Further Assurances...............................................31

18. INDEMNIFICATION.........................................................31
      18.1 Survival of Representations and Warranties.......................31
      18.2 Indemnification of MEDICIS and LLC...............................31
      18.3 Limitations......................................................32
      18.4 Set-off Rights...................................................32
      18.5 Participation in Litigation......................................32
      18.6 Claims Procedure.................................................32
      18.7 Tax Indemnification..............................................33

19. ARBITRATION.............................................................33

20. MISCELLANEOUS...........................................................35
      20.1 Choice of Forum and Governing Law................................35
      20.2 Severability.....................................................35
      20.3 Assignment; Binding Agreement....................................35
      20.4 Non-Disclosure of Information....................................35
      20.5 Remedies.........................................................36
      20.6 Non-Waiver of Rights.............................................36
      20.7 Entire Agreement and Modification................................36


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      20.8 Counterparts.....................................................36
      20.9 Cooperation......................................................36
      20.10 Headings; Interpretation........................................36
      20.11 Payment of Fees and Expenses....................................36
      20.12 Notices.........................................................37

Schedule 1.9  Exorex Product Line
Schedule 2.3  Assumed Liabilities

Exhibit A     LLC Agreement
Exhibit B     Stock Purchase Agreement
Exhibit C     Consulting Agreement
Exhibit D     New Product Agreement
Exhibit E     Facility Agreement
Exhibit F     Service Agreement
Exhibit G     Assignment and Assumption Agreement
Exhibit H     Assignment of Contributed Intellectual Property


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                             JOINT VENTURE AGREEMENT

            THIS JOINT VENTURE AGREEMENT is entered into as of the 12th day of June, 1998 by and between MEDICIS PARTNERS INCORPORATED, a Delaware corporation, ("MEDICIS"), MEDICIS CONSUMER PRODUCTS COMPANY, L.L.C., a Delaware limited liability company ("LLC") and IMX PHARMACEUTICALS, INC. a Utah corporation ("IMX").

            A. IMX is a pharmaceutical product design and development company with expertise in the development of skin care products and other related products and the methods of their manufacture.

            B. MEDICIS is in the business, inter alia, of manufacturing and selling pharmaceutical products and other products including skin care products.

            C. The parties desire to form a joint venture (the "JV") to develop skin care products and to provide supplemental research and development for the benefit of MEDICIS according to the terms of this Agreement.

            D. MEDICIS and IMX have together formed LLC to act as the entity through which they will carry out their joint venture arrangement.

            E. The parties desire to enter into this Agreement, inter alia, in order to set forth the manner in which they will cause the JV to be formed, funded and managed as well as to define their respective rights and obligations with respect to the conduct of the business of the Joint Venture and their interests therein.

            NOW, THEREFORE, in consideration of the premises and covenants and subject to all of the terms and conditions herein contained, the parties hereto hereby agree as follows:

      1. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the respective meanings hereinafter set forth:

            1.1 Affiliate. "Affiliate" means any person controlling, controlled by, or under the common control with, a party hereto.

            1.2 Balance Sheet. "Balance Sheet" means the audited balance sheet of IMX as of December 31, 1997, and all notes and schedules thereto.

            1.3 Balance Sheet Date. "Balance Sheet Date" means the date of the Balance Sheet.
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            1.4 Business. "Business" means the development, manufacture, marketing and sale of the Exorex Product Line and the related telephone product information and ordering services provided to customers and distributors ("Helpline") and product fulfillment center.

            1.5 Closing. "Closing" means the consummation of the transactions contemplated by this Agreement and "Closing Date" means June 18, 1998 or if the conditions to Closing are not by then satisfied, on such date within 5 days following satisfaction of such conditions (other than conditions to be satisfied at Closing according to the terms hereof).

            1.6 Contract. "Contract" means any contract, agreement, arrangement, understanding, lease, indenture, evidence of indebtedness, binding commitment or instrument, purchase order, or offer, written or oral, entered into or made by or on behalf of any IMX in connection with the Contributed Assets.

            1.7 Contributed Assets. "Contributed Assets" means all assets and property and associated rights and interests, real, personal, and mixed, tangible and intangible, of whatever kind, owned or used by IMX in connection with the Business other than the Retained Assets. Without limiting the generality of the foregoing, the Contributed Assets include the following items:

                  (a) all assets reflected and/or described on the Balance Sheet, exclusive of any cash and prepaid items which do not relate to any Contributed Assets, all assets which have been fully depreciated or written off and all assets acquired since the Balance Sheet Date, except any such assets which have been disposed of in the Ordinary Course since the Balance Sheet Date;

                  (b) the Receivables (subject to the provisions of Section 2.2 hereof);

                  (c) the Inventory (subject to the provisions of Section 2.2 hereof);

                  (d) all Contracts of IMX with suppliers, customers or sales representatives in connection with the Business;

                  (e) all machinery, equipment, supplies and tools of IMX used in connection solely with the Business which are not also being used by IMX for purposes other than the Business;

                  (f) all permits, approvals, licenses and certifications issued to IMX by a government or by a private testing or certifying authority in connection with the Business, to the extent assignable under the terms thereof and applicable Law;

                  (g) all Intellectual Property related to the Business and owned or licensed by IMX, including without limitation the computer software (object and source code) used in relation to the Helpline as well as the financial system interface and financial data software, and the trademark "Exorex" and documentation thereof and the right and power to assert, defend and recover title thereto in the same manner and to the same extent as IMX could


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or could cause to be done if the transactions contemplated hereby did not occur, and the right to recover for past damages on account of the infringement, misuse, or theft thereof ("Contributed Intellectual Property");

                  (h) all employees involved in the Business other than the Significant Employees;

                  (i) all records, including business, computer, engineering, and other records, and all associated documents, discs, tapes, and other storage or recordkeeping media of IMX prepared or held in connection with the Business, including but not limited to all sales data, customer lists, accounts, bids, contracts, supplier records, and other data and information of in connection with the Business, excluding corporate minute books of IMX;

                  (j) all rights and claims against others under Contracts; and

                  (k) all other claims against others, rights, and choices in action, liquidated or unliquidated, of IMX arising from or in connection with the Business, including those arising under insurance policies.

            1.8 Environmental Law. "Environmental Law" means any current, past or future Law relating to the protection of health or the environment, including without limitation: the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substance Control Act, any comparable state or foreign Law, and the common law, including the law of nuisance and strict liability.

            1.9 Exorex Product Line. "Exorex Product Line" shall mean all skin care products currently developed by IMX for the treatment of and relief from psoriasis or other dermatological conditions including without limitation shampoos and cream products and marketed by IMX under the trademark or tradename "Exorex," including without limitation the products listed on Schedule A.

            1.10 Financial Statements. "Financial Statements" means the Balance Sheet and the other financial statements of IMX including interim management accounts, related statements of earnings, stockholder's equity and changes in notes and schedules thereto.

            1.11 GAAP. "GAAP" means United States generally accepted accounting principles consistently applied.

            1.12 Government. "Government" means the United States of America, any other nation or sovereign state, the European Union, any federal, bilateral or multilateral governmental authority, any state, possession, territory, county, district, city or other governmental unit or subdivision, and any branch, agency, or judicial body of any of the foregoing.


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            1.13 Improvements. "Improvements" means any Intellectual Property including without limitation any findings, discoveries, inventions, additions, modifications, or changes (including by way of example and not by way of limitation, in compositions, formulations, production methods, or processes) or derivative works invented, discovered or otherwise made, acquired or developed by any of the parties either individually or jointly with any other person, relating to the Contributed Intellectual Property, whether or not patentable, copyrightable, or trademarkable.

            1.14 IMX Contribution. "IMX Contribution" means that amount set forth in Section 2.2.

            1.15 IMX Intellectual Property. "IMX Intellectual Property" means and includes all Intellectual Property which is identified in writing by IMX as "IMX Intellectual Property", which does not include the Contributed Intellectual Property and which was (a) created and owned by IMX prior to the Closing Date (and evidenced by writings or other documentation created prior to such date); or (b) conceived, created, developed, made or acquired after such date and in a manner in which: (i) no personnel, equipment, supplies, or facilities provided or paid for by LLC or MEDICIS were utilized after the Closing Date; (ii) no Intellectual Property of MEDICIS or LLC was used; or (iii) such Intellectual Property does not relate to or result from, whether directly or indirectly, any work performed or to be performed by IMX for, or on behalf of, LLC or MEDICIS.

            1.16 Intellectual Property. "Intellectual Property" means and includes all proprietary intellectual property rights (in whatever form or medium) including but not limited to algorithms, chemical compounds, conceptual expressions, copyrights, designs, formulae, ideas, improvements, patents, inventions, trademarks, service marks, trade names, computer software (both object and source code), proprietary processes, mask works, know-how (whether or not publicly known or a trade secret), etc., all registrations and applications thereof, together with that portion of all media (whether in human or machine readable form) containing any expression of the proprietary intellectual property rights and licenses, sublicenses, assignments and agreements in respect of any of the foregoing.

            1.17 Inventory. "Inventory" means all inventories of IMX maintained in connection with the Business, including but not limited to all raw materials, component parts, work in process, packaging, all finished goods held by IMX which have an expiration date of more than 18 months from the Closing Date, and all finished goods held by IMX which have an expiration date of less than 18 months but more than 12 months from the Closing Date which are to be sold via the Helpline;

            1.18 Law. "Law" means any statute, law, treaty, ordinance, rule, regulation, instrument, directive, decree, order, or injunction of any Government, quasi-governmental authority, or Court, and includes rules or regulations of any regulatory or self-regulatory authority compliance with which is required by law.

            1.19 Liabilities. "Liabilities" means liabilities, debts, commitments or obligations, known or unknown, contingent or otherwise, whether or not required to be reflected


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on the financial statements of a business, including without limitation claims brought by employees or former employees, environmental or product liability claims or tax liabilities (including liabilities related to income, transfer, sales, use and other taxes arising in connection with the consummation of the transactions contemplated by this Agreement.

            1.20 Lien. "Lien" means any lien, security interest, mortgage, option, lease, tenancy, occupancy, covenant, condition, easement, agreement, pledge, hypothecation, charge, claim, restriction, or other encumbrance of every kind and nature.

            1.21 LLC Consideration. "LLC Consideration" means that amount set forth in Sections 2.2(b) and 2.2(c) of this Agreement.

            1.22 LLC Net Sales. "1.22 LLC Net Sales" means the gross amount invoiced by LLC on all sales of LLC's products less deductions for: (i) sales taxes, value-added taxes and excise taxes, tariffs, import or export duties, and duties paid or allowed by a selling party and any other governmental charges imposed upon the importation, use or sale of such products which are included in the gross amount invoiced; (ii) allowed customary trade and quantity discounts and allocated sales discounts; (iii) allocated transportation, bulk packaging, handling and freight charges and reasonable and customary insurance where such are separately stated as part of the sales price and are included in the gross amount invoiced; and (iv) allowances and credits to customers on account of rejection or return of products. Sales between or among IMX or MEDICIS, as the case may be, and its Affiliates or sublicensees shall be excluded from the computation of Net Sales, but Net Sales shall include the subsequent sales to third parties by such Affiliates or sublicensees. For purposes of determining Net Sales, a sale shall be deemed to have occurred when the products have been shipped.

            1.23 Major Agreements. "Major Agreements" shall mean this Agreement, the LLC Agreement, the Stock Purchase Agreement, the Consulting Agreement, the Facility Agreement, the New Product Agreement and the Service Agreement.

            1.24 MEDICIS Contribution. "MEDICIS Contribution" means that amount set forth in Section 2.1.

            1.24 New Intellectual Property. "New Intellectual Property" means any Intellectual Property conceived, created, developed, made or acquired, in whole or in part, by IMX, either itself or jointly with others, after the Closing Date which: (a) utilizes personnel, equipment, supplies, or facilities provided or paid for by MEDICIS or LLC for its development after the Closing Date; (b) utilizes or incorporates the Contributed Assets, including without limitation the Contributed Intellectual Property for its development, (c) utilizes or incorporates any Intellectual Property of MEDICIS or LLC; (d) consists of Improvements, or (e) directly or indirectly, relates to, or results from, any work performed or to be performed for, or on behalf of, MEDICIS or LLC.

            1.25 New Product. "New Product" means any product made or acquired, in whole or in part, by IMX, either itself or jointly with others, to be used or usable in the cosmetic


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or healthcare industry, provided however, that the basis for such product is not
New Intellectual Property or any Improvements.

            1.26 Ordinary Course. "Ordinary Course" means, with respect to the Business, only the ordinary course of commercial operations customarily engaged in by such Business consistent with past practices, and specifically does not include (a) activity (i) involving the purchase or sale of such business or of any product line or business unit, (ii) involving modification or adoption of any Employee Plan, as defined in Section 9.21 or (iii) which requires approval by the board of directors or shareholders of a corporation engaged in such business, or (b) the incurrence of any liability for any tort or any breach or violation of or default under any Contract or Law.

            1.27 Receivables. "Receivables" means all accounts receivable (including all consignment or point of sale arrangements) of IMX in connection with the Business that have been outstanding for less than 120 days at Closing.

            1.28 Retained Assets. "Retained Assets" means those assets of IMX set forth on Schedule 1.26.

            1.29 Significant Employees. "Significant Employees" means Bill Forster, Gary Spielfogel, Marc Falkin and Adele Falk.

            1.30 Taxes. "Taxes" means all taxes, charges, fees, levies or other like assessments imposed or assessed by any government, including without limitation income, profits, windfall profit, employment (including Social Security, state pension plans, and unemployment insurance), withholding, payroll, franchise, gross receipts, sales, use, transfer, stamp, occupation, real or personal property, ad valorem, value added, premium, and excise taxes; Pension Benefit Guaranty Corporation premiums and any other like government charges; and shall include all penalties, fines, assessments, additions to tax, and interest resulting from, attributable to, or incurred in connection with such Taxes or any contest or despite thereof. Any one of the foregoing Taxes may be referred to sometimes as a "Tax."

            1.31 Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

                  Term                                Section
                  ----                                -------

            Agents                                    12.1(a)
            Competitive Business                      13.1(a)
            Consulting Agreement                      6.1
            Costs                                     18.6
            Facility Agreement                        6.2
            Employee Plans                            9.21(a)
            ERISA                                     9.21(b)
            Hearing                                   19.4
            Helpline                                  1.4


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            HSR Act                                   9.34
            Indemnified Losses                        18.2
            Indemnified Parties                       18.2
            IRCA                                      9.24
            LLC Agreement                             2.0
            LLC Business                              13.1(a)
            Losing Party                              19.5
            Market                                    13.1(a)
            New Product Agreement                     3.2
            Other Intellectual Property               12.1(d)
            Returns                                   9.8(a)
            Service Agreement                         7.0
            Stock Purchase Agreement                  3.1
            Successful Party                          19.5

      2. FORMATION AND CAPITALIZATION OF THE JOINT VENTURE. IMX and MEDICIS hereby agree to form the JV by contributing at the Closing certain cash and assets to the LLC which shall be operated under the name of Medicis Consumer Products Corporation, L.L.C. The rights and obligations of IMX and MEDICIS with respect to the LLC shall be determined by this Agreement and the LLC Agreement substantially similar to that agreement set forth as Exhibit A attached hereto ("LLC Agreement"). In the event of a conflict between this Agreement and the LLC Agreement, the provisions of this Agreement shall control.

            2.1 MEDICIS Contribution.

                  (a) On the Closing Date, upon the execution of this Agreement and of the LLC Agreement, MEDICIS shall contribute to the LLC cash in the sum of $4,000,000. As consideration for the contribution, MEDICIS shall receive 51% of the interest in the LLC.

            2.2 IMX Contribution. On the Closing Date, upon the execution of this Agreement and of the LLC Agreement, IMX shall contribute to the LLC the Contributed Assets. Consideration for the Contributed Assets shall be as follows:

                  (a) As consideration for the Contributed Assets, except for the Inventory and the Receivables, IMX shall receive 49% of the interest in the LLC;

                  (b) As consideration for the Receivables, LLC agrees to pay to IMX on the Closing Date: (i) $2,400,000 if the outstanding amount of Receivables on the Closing Date is equal to or more than $2,700,000, or (ii) 90% of the actual outstanding amount of the Receivables if such amount is less than $2,700,000. To determine the payment required under this Section 2.2(b), IMX will prepare and deliver to LLC at Closing a schedule setting forth the Receivables and the value thereof determined in accordance with GAAP.

                  (c) As consideration for the Inventory, LLC agrees to pay to IMX, within 10 days after receipt of the Inventory by LLC and inspection by LLC's agents, the actual cost by lot number of the Inventory as reflected in IMX's books and records.


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

            2.3 Liabilities of the Business. The LLC will assume solely those Liabilities of IMX incurred in the Ordinary Course and related to the Business which are set forth on Schedule 2.3. OTHER THAN THOSE LIABILITIES EXPRESSLY SET FORTH ON SCHEDULE 2.3, LLC SHALL NOT ASSUME ANY LIABILITIES OF IMX, THE BUSINESS, IMX'S SHAREHOLDERS OR ANY PREDECESSOR THEREOF OR ANY OTHER PERSON, WHETHER OR NOT RELATED TO THE CONTRIBUTED ASSETS, INCLUDING ANY LIABILITIES FOR ANY PREVIOUS OR SUBSEQUENT OPERATIONS OF IMX OCCURRING PRIOR TO, ON OR SUBSEQUENT TO THE CLOSING. NO OTHER STATEMENT IN OR PROVISION OF THIS AGREEMENT AND NO OTHER STATEMENT, WRITTEN OR ORAL, ACTION, OR FAILURE TO ACT INCLUDES OR CONSTITUTES ANY SUCH ASSUMPTION OR AGREEMENT, AND ANY STATEMENT TO THE CONTRARY BY ANY PERSON IS UNAUTHORIZED AND HEREBY DISCLAIMED.

      3. ADDITIONAL AGREEMENTS.

            3.1. In addition to its contribution to the LLC and as a condition to IMX's participation in the JV, MEDICIS also hereby agrees to purchase or to cause an Affiliate to purchase from IMX and IMX hereby agrees to sell to MEDICIS or its Affiliate at the Closing, 400,000 shares of IMX's common stock at $2.50 per share, for a total purchase price of $1,000,000. The purchase and sale of IMX's stock by MEDICIS or its Affiliate shall be on the terms and conditions contained in a Stock Purchase Agreement substantially similar to that agreement set forth at Exhibit B attached hereto ("Stock Purchase Agreement").

            3.2. IMX shall grant to MEDICIS a right to purchase or license all New Products developed by IMX subject to the terms and conditions of a New Product Agreement substantially similar to that agreement set forth at Exhibit C attached hereto ("New Product Agreement").

      4. BUSINESS PURPOSE AND RIGHTS. The LLC has been formed specifically for the purpose of the research, development, production and distribution of pharmaceutical products. However, notwithstanding anything to the contrary contained herein, the LLC shall have the authority which such authority shall be included in its organizational documents to engage in any lawful activities for which an LLC may be organized under applicable Laws.

      5. MANAGEMENT AND CONTROL. The LLC shall be operated, managed and controlled in accordance with the provisions in the LLC Agreement.

      6. IMX SUPPORT OBLIGATIONS.

            6.1. Consulting Services. During the term of this Agreement and the New Product Agreement, unless earlier terminated pursuant thereto, IMX agrees that it shall provide to LLC certain consulting services related to its specialized knowledge of the Contributed Assets and Contributed Intellectual Property in accordance with the terms and conditions of a Consulting, Confidentiality and Noncompete Agreement substantially similar to that agreement set forth in Exhibit D attached hereto ("Consulting Agreement"). LLC shall pay to IMX a fee equal to 6% of the LLC Net Sales for the consulting services on the terms included in more detail


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in the Consulting Agreement.

            6.2. IMX shall also sublease to LLC pursuant to the terms and conditions of a Facility Agreement substantially similar to that agreement set forth as Exhibit E attached hereto ("Facility Agreement") the office space, furniture, computer hardware, all utilities, including, telephone and fax services and warehouse facilities and equipment leased, owned and occupied by IMX as of the Closing Date.

      7. MEDICIS SUPPORT OBLIGATIONS. MEDICIS shall be responsible for day to day operation of the LLC. MEDICIS hereby agrees that it shall provide to LLC those additional support services as more fully set forth in a Service Agreement substantially similar to that agreement attached hereto as Exhibit F ("Service Agreement"). The support services may include the following: general and administrative support, financial reporting, provision of manufacturing facilities, provision of warehousing facilities, product distribution, sales support, customer service and product research and development support.

      8. CLOSING. The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of Bryan Cave LLP, 2800 North Central Avenue, 21st Floor, Phoenix, Arizona.

            8.1 Deliveries of IMX at Closing. At the Closing, subject to the conditions to IMX's obligations in Section 17, IMX shall execute and deliver or cause to be delivered the documents identified in Section 17.

            8.2 Deliveries of MEDICIS at Closing. At Closing, subject to the conditions to MEDICIS' obligations contained in Section 16, MEDICIS and LLC, as applicable, shall (a) execute and deliver or cause to be delivered the documents identified in Section 16 and (b) transfer by wire transfer, to an account designated by IMX on the Closing Date, the amounts set forth in Sections 2.1 and 2.2(b).

      9. REPRESENTATIONS AND WARRANTIES OF IMX. IMX hereby makes the following representations and warranties for the express benefit of MEDICIS and LLC, each of which is true and correct on the date hereof and, except for changes expressly permitted by this Agreement, shall be true and correct on the Closing Date and each of which shall survive the Closing Date and the transactions contemplated hereby.

            9.1 Corporate Existence and Power of IMX.

            (a) IMX is a corporation duly organized, validly existing and in good standing under the Laws of Utah.

            (b) IMX has the corporate power and authority to own and use the Contributed Assets and to transact the Business, holds all franchises, licenses and permits necessary and required therefor, is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such license or qualification is required. IMX has the corporate power to enter into this Agreement and the other Major Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

            9.2 Approval and Enforceability of Agreement.

                  (a) The execution and delivery of this Agreement and the other Major Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized, approved and ratified by all necessary action on the part of IMX and such authorization has not been altered, amended, rescinded, repealed or revoked.

                  (b) Upon the due execution and delivery hereof, this Agreement and the other Major Agreements will be the legal, valid and binding obligation of IMX, enforceable against IMX according to its terms.

            9.3   Financial Statements.

                  (a) Attached as Schedule 9.3 hereto are draft financial statements which shall conform in all material respects to the Financial Statements to be delivered before Closing. The Financial Statements are certified by B.D.O. Seidman, certified public accountants, and their opinion is appended thereto.

                  (b) The Financial Statements were derived from the books and records of IMX and (i) are true, complete, and correct, (ii) present fairly, in all material respects, the financial position, results of operations, and cash flows of IMX at the dates and for the periods indicated, (iii) have been prepared in accordance with GAAP applied on a basis consistent with previous periods, and (iv) do not include any untrue statement of a material fact required to be stated or reflected therein or omit to state or reflect any material fact necessary to make any statements therein not misleading.

            9.4 Events Subsequent to December 31, 1997. Since December 31, 1997, except as set forth on Schedule 9.4, there has been no:

                  (a) change in the Business other than changes in the Ordinary Course, none of which have been materially adverse;

                  (b) loss or threatened loss of a customer account;

                  (c) damage, destruction or loss, whether covered by insurance or not, materially affecting the Business or the Contributed Assets;

                  (d) declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) with respect to any securities of IMX;

                  (e) increase in or commitment to increase compensation, benefits, or other remuneration to or for the benefit of any shareholder, member, partner, director, officer, employee or agent of IMX, or, in connection with the Business, any other person, or any benefits granted under any benefit plan with or for the benefit of any such shareholder, member, partner, director, officer, employee, agent or person;

                  (f) transaction entered into or carried out by IMX other than in the ordinary course of commercial operations in connection with the Business;

                  (g) borrowing or incurrence of any indebtedness (including letters of credit and foreign exchange contracts), contingent or other, by or on behalf of IMX, or any endorsement, assumption, or guarantee of payment or performance of any Indebtedness or Liability of any other Person or entity by IMX;

                  (h) change made by IMX in its Tax or financial accounting or any Tax election;

                  (i) grant of any Lien with respect to the Business;

                  (j) transfer of any Contributed Assets other than arm's-length sales, leases, or dispositions in the Ordinary Course in connection with the Business;

                  (k) modification or termination of any Contract or any material term thereof;

                  (l) lease or acquisition of any capital assets included in the Business with a value greater than $1,000 per item;

                  (m) in connection with the Business, loan or advance to any person except for advances not material in amount made in the Ordinary Course of in connection with the Business to employees; or

                  (n) commitment or agreement by IMX to do any of the foregoing items (d) through (n).

            9.5 Inventories. All inventories relating to the Contributed Assets held by IMX at any location are merchantable in the Ordinary Course of the Business without markdown or discount and, except to the extent of any reserve therefor on the Balance Sheet, are not physically damaged, previously used, obsolete, discontinued or "excess". "Excess" inventory shall mean the amount of inventory in excess of a 6 month supply based on actual sales of products over the preceding 12 months, or for products introduced within the last 12 month period, based on the forecasted sales amount for such products during the 6 months following the Closing. The inventories of IMX have been valued in accordance with GAAP.

            9.6 Receivables. Set forth on Schedule 9.6 hereto are all the Receivables of IMX and an aging schedule related thereto, each as of May 29, 1998. The Receivables are, and any Receivables arising between such date and the Closing Date shall be, valid, genuine and subsisting, and all such accounts and notes receivable arose or will have arisen in the Ordinary Course in connection with the Contributed Assets. Receivables are not, and will not be on the

Closing Date, subject to any defense, set-off, counterclaims or Lien. Except to the extent of any reserve therefor on the Financial Statements or paid in full prior to Closing, all Receivables are and will be current and fully collectible. LLC shall use commercially reasonable efforts to collect the Receivables. Any Receivables which have not been collected by LLC within 60 days from the Closing Date will be assigned to IMX upon execution by LLC of an assignment agreement in a form reasonably acceptable to IMX and IMX will pay LLC the amount set forth on the Financial Statements for such accounts or notes receivable, net of any applicable reserve. The parties agree that any Receivables consisting solely of consignment and point of sale arrangements collected by LLC shall be included in LLC Net Sales for the first year of the term of this Agreement.

            9.7 Undisclosed Liabilities. IMX does not have, in connection with the Contributed Assets, any Liabilities whatsoever, known or unknown, asserted or unasserted, liquidated or unliquidated, accrued, absolute, contingent, or otherwise, and there is no basis for any claim against IMX in connection with the Contributed Assets for any such Liability except (a) to the extent set forth on the Balance Sheet, (b) to the extent set forth on Schedule 9.7, or (c) Liabilities incurred in the Ordinary Course in connection with the Contributed Assets since the Balance Sheet Date, none of which will, or could, have an adverse effect upon the Contributed Assets on the condition of the Contributed Assets.

            9.8 Taxes.

                  (a) All Tax and informational returns and reports required to be filed by or on behalf of IMX, including estimated tax and informational returns, ("Returns") on or prior to the Closing Date with respect to Taxes have been or will be timely filed and no Returns have been amended. All Returns are true, correct and complete.

                  (b) All amounts for Taxes (whether or not reflected in the Returns as filed) payable by IMX with respect to all periods prior to the Closing have been paid or will be paid when due and there are no grounds for the assertion or assessment of any Taxes against IMX, the Contributed Assets or in connection with the Business with respect to such periods.

                  (c) Neither the Contributed Assets nor the Business is and will not be encumbered by any Liens arising out of any unpaid Taxes and there are no grounds for the assertion or assessment of any Liens against the Contributed Assets or the Business in respect of any Taxes (other than Liens for Taxes if payment thereof is not yet required, and which are set forth on
Schedule 9.8 hereto).

                  (d) The transactions contemplated by this Agreement will not give rise to (i) the creation of any Liens against the Contributed Assets or the Business in respect of any Taxes or (ii) the assertion of any additional Taxes against the Contributed Assets or the Business.

                  (e) There is no action or proceeding or unresolved claim for assessment or collection, pending or to the best of IMX's knowledge threatened, by, or present or expected dispute with, any Government authority for assessment or collection from IMX of any Taxes of any nature affecting the Contributed Assets or the Business.

                  (f) There is no extension or waiver of the period for assertion of any Taxes against IMX affecting the Contributed Assets or the Business.

                  (g) None of the Contributed Assets are subject to a tax indemnification agreement.

                  (h) At all times prior to the Closing, IMX has complied with all Laws relating to the withholding of Taxes and the payment thereof, and has timely and properly withheld from employee wages and paid over to the proper government entity all amounts required to by withheld and be paid over under applicable Laws.

            9.9 Real Property and Personal Property -- Owned. IMX owns no real property. Except as set forth on Schedule 9.9 hereto, IMX has good and marketable title to all personal property included in the Contributed Assets, including in each case all personal property reflected on the Balance Sheet or acquired after the date thereof (except any personal property subsequently sold in the Ordinary Course of the Business), free and clear of all Liens, and there exists no restriction on the use or transfer of such property.

            9.10 Real and Personal Property -- Leases. IMX is not the lessor of any real or personal property in connection with the Business. Set forth on
Schedule 9.10(a) hereto is a description of each lease under which IMX is the lessee of any real property in connection with the Business, and on Schedule 9.10(b) hereto is a description of each lease under which IMX is the lessee of any personal property in connection with the Business. IMX has delivered to MEDICIS and LLC a true, correct and complete copy of each lease identified on Schedules 9.10(a) and 9.10(b). The premises or property described in said leases are presently occupied or used by IMX as lessee under the terms of such leases. Except as set forth on Schedules 9.10(a) and 9.10(b), all rentals due under such leases have been paid and there exists no default under the terms of any such leases and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default or prevent IMX from exercising and obtaining the benefits of any rights or options contained therein. IMX has all right, title and interest of the lessee under the terms of said leases, free of all Liens and all such leases are valid and in full force and effect. Except as set forth on Schedules 9.10(a) and 9.10(b), no consent is necessary for the assignment to LLC of such leases or any sublease to LLC under such leases of any of IMX's rights under the leases of real property which IMX is lessee. Upon the Closing and except as set forth in Schedule 4.10, LLC will have all right, title and interest of the lessee under the terms of the leases, free of all Liens. There is no default or basis for acceleration or termination under, nor has any event occurred nor does any condition exist which, with the passage of time or the giving of notice, or both, would constitute a default or basis for acceleration under any underlying lease, agreement, mortgage or deed of trust which default or basis for acceleration would materially adversely affect any lease described on Schedules 9.10(a) or 9.10(b) or the property or use of the property covered by such lease. Subject to any consent required of a lessor as set forth on Schedules 9.10(a) and 9.10(b), there will be no default or basis for acceleration under any such underlying lease, agreement, mortgage or deed of trust as a result of the transactions provided for in this Agreement.

            9.11  Intellectual Property.

                  (a) Schedule 9.11 contains a true, complete and accurate list of all the Contributed Intellectual Property which identifies, where appropriate, by country, for each item of the Contributed Intellectual Property: filing date, issue date, classification of invention or goods covered, licensor, license date and licensed subject matter. Schedule 9.11 contains a complete and accurate list of all licenses and other rights granted by IMX to any third party with respect to any item of the Contributed Intellectual Property. True, complete and correct copies of the forms of such customer licenses are included as part of Schedule 9.11.

                  (b) IMX hereby represents and warrants the following: (i) the Contributed Intellectual Property is valid and enforceable and encompasses all proprietary rights necessary or desirable for the conduct of the Business as presently conducted or proposed to be conducted (in each case free and clear of all Liens); (ii) IMX has taken all actions necessary to maintain and protect the Contributed Intellectual Property; (iii) to the knowledge of IMX, the owners of the Contributed Intellectual Property licensed to IMX have taken all actions necessary to maintain and protect the Contributed Intellectual Property subject to such licenses; (iv) there has been no claim made against IMX asserting the invalidity, misuse or unenforceability of any of the Contributed Intellectual Property or challenging such IMX's right to use or ownership of any of the Contributed Intellectual Property, and there are no grounds for any such claim or challenge; (v) IMX is not aware of any infringement or misappropriation of any of the Contributed Intellectual Property or of any facts raising a likelihood of infringement or misappropriation; (vi) to the best of IMX's knowledge the conduct of the Business has not infringed or misappropriated, and does not infringe or misappropriate, any intellectual property or proprietary right of any other entity; (vii) no loss of any of the Contributed Intellectual Property is threatened, pending or reasonably foreseeable; and (viii) the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of the Contributed Intellectual Property.

            9.12 Necessary Property and Transfer of Contributed Assets. Except as set forth on Schedule 9.12, the Contributed Assets constitute all of IMX's property and property rights now used, useful or necessary for the conduct of the Business in the manner and to the extent presently conducted or planned by IMX. No such assets or property are in the possession of others and the IMX holds no property on consignment. Except as set forth on Schedule 9.12 hereto, no consent is necessary to, and there exists no restriction on, the transfer of any of the Contributed Assets to LLC. There exists no condition, restriction or reservation affecting the title to or utility of the Contributed Assets which would prevent LLC from occupying or utilizing the Contributed Assets, or any part thereof, to the same full extent that IMX might continue to do so if the sale and transfer contemplated hereby did not take place. Upon the Closing, good and marketable title to the Contributed Assets shall be vested in LLC free and clear of all Liens.

            9.13 Licenses and Permits. Set forth on Schedule 9.13 hereto is a description of each license or permit required for the conduct of the Business together with the name of the Government agency or entity issuing such license or permit. Such licenses and permits are valid and in full force and effect. Except as noted on Schedule 9.13, such licenses and permits are freely transferable by IMX, and upon Closing, LLC will have all right, title and interest of the holder thereof.

            9.14 Use and Condition of Property. All of the Contributed Assets are in good operating condition and repair as required for their use in the Business as presently conducted or planned, and to IMX's knowledge conform to all applicable Laws, and no notice of any violation of any Law relating to any of the Contributed Assets has been received by IMX except such as have been fully complied with. There is no proposed, pending or threatened condemnation proceeding or similar action affecting the Contributed Assets or with respect to any streets or public amenities appurtenant thereto or in the vicinity thereof which would materially adversely affect the Business or the use of the Contributed Assets.

            9.15 Contracts.

                  (a) Set forth on Schedule 9.15 is a list of each Contract which (i) is material to the Business or the Contributed Assets, (ii) involves
(A) a guaranty, indemnity, or power of attorney, (B) a sharing of payments or joint venture, (C) a sales agency, representation, distributorship, or franchise arrangement, (D) restrictions on competition, (E) collective bargaining, works council, or union representation, or (F) an obligation in excess of $50,000,
(iii) is not terminable upon 30 days' notice without liability, (iv) has resulted or will result in a loss to the Contributed Assets, or (v) is not in the ordinary course of the Business. True and complete copies of all written Contracts have been delivered to MEDICIS.

                  (b) Each Contract is a valid and binding obligation of the parties thereto, enforceable in accordance with its terms, and in full force and effect.

                  (c) No party to a Contract is in default under or in breach or violation of any Contract, and no event has occurred that, through the passage of time or the giving of notice, or both, would constitute, and neither the execution of this Agreement nor the Closing do or will constitute or result in, such a default, breach or violation, cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any Contributed Asset, or require any consent thereunder.

                  (d) No obligations under Contracts will result in a loss to LLC or would result in a loss to IMX, assuming it had continued in the Business.

                  (e) Each Contract will be duly assigned to LLC on the Closing Date and upon such assignment, LLC will acquire all right, title and interest of IMX in and to such Contract and will be substituted for IMX under the terms of such Contract. Except as set forth on Schedule 9.10(b), no consent is required for such assignment.

            9.16 No Breach of Law or Governing Documents. IMX has complied with and is not in default under or in breach or violation of any applicable Laws of any Government body, or the provisions of any franchise or license, or in default under or in breach or violation of any provision of its articles or certificate of incorporation or association or its bylaws. Neither the execution of this Agreement nor the Closing does or will constitute or result in any such default, breach or violation. In particular, the Closing and the completion of the transactions contemplated hereby (including the transfer of the Contributed Assets to LLC) will not cause IMX to be unable to meet any of its Liabilities, pay its creditors or otherwise render IMX bankrupt or insolvent under applicable Laws or cause any third parties to file a petition in bankruptcy and such transfer of the Contributed Assets will not be deemed to be a preferential or fraudulent transfer under any Laws relating to bankruptcy, insolvency or fraud in any jurisdictions which might assert jurisdiction over IMX, MEDICIS or LLC.

            9.17 Litigation and Arbitration. Except as set forth on Schedule
9.17 hereto, there is no suit, claim, action or proceeding now pending or, to the best knowledge of IMX, threatened before any court, grand jury, administrative or regulatory body, Government agency, arbitration or mediation panel or similar body, nor are there any grounds therefor, to which IMX is a party or which may result in any judgment, order, decree, liability, award or other determination which will, or could, have any adverse effect upon any Contributed Asset or upon the condition of the Business. No such judgment, order, decree or award has been entered against IMX nor has any such liability been incurred which has, or could have, such effect. There is no claim, action or proceeding now pending or threatened before any court, grand jury, administrative or regulatory body, Government agency, arbitration or mediation panel or similar body which will, or could, prevent or hamper the consummation of the transactions contemplated by this Agreement, and the IMX has not been or been threatened to be subject to, and there are no grounds for, any suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Government or grand jury investigation, or other action or order, writ, injunction, or decree of any court or other Government relating to personal injury, death, or property or economic damage arising from products of the IMX.

            9.18 Officers, Directors, Employees and Consultants. Set forth on
Schedule 9.18 hereto is a complete list of all IMX's directors, officers (with office held), employees in connection with the Business and all consultants in connection with the Business; together, in each case, with the current rate of compensation payable to each.

            9.19 Payments, Compensation and Perquisites of Agents and Employees. IMX has properly and accurately reflected on its books and records all compensation paid to and perquisites provided to or on behalf of its consultants, agents and employees. Such compensation and perquisites have been properly and accurately disclosed in the financial statements, proxy statements and other public or private reports, records or filings of IMX to the extent required by Law.

            9.20  Labor Matters.

                  (a) There is no collective bargaining, works council, union representation or similar agreement or arrangement to which IMX is or has been a party or by which it is or has been bound.

                  (b) IMX is not and has not engaged in any unfair labor practice;

                  (c) There is no labor strike, dispute, slowdown, or stoppage pending or, threatened against IMX;

                  (d) No right of representation exists respecting IMX's employees;

                  (e) No collective bargaining agreement is currently being negotiated and no organizing effort is currently being made with respect to IMX's employees; and

                  (f) No current or former employee of IMX has any claim against IMX on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary (excluding current bonus, accruals and amounts accruing under pension and profit-sharing plans) for any period other than the current payroll period, (iii) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (iv) any violation of any Law relating to minimum wages or maximum hours of work.

            9.21  Employee Benefit Matters.

                  (a) Except as set forth on Schedule 9.21, IMX does not have outstanding and is not a party to or subject to liability under: (i) any agreement, arrangement, plan, or policy, whether or not considered legally binding, that involves (A) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, health, welfare, or incentive plan; or (B) welfare or "fringe" benefits, including without limitation vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, or other benefits; or (ii) any employment, consulting, engagement, or retainer agreement or arrangement ((i) and (ii) together the "Employee Plans" and each item thereunder an "Employee Plan"). True, correct, and complete copies of all documents creating or evidencing any Employee Plan listed on Schedule 9.21 have been delivered to MEDICIS and LLC. There are no negotiations, demands or proposals which are pending or threatened or which have been made since January 1, 1996 which concern matters now covered, or that would be covered, by the foregoing types of agreement, arrangement, plan, or policy other than negotiations and proposals related to changing health care coverage for employees which became effective November 1, 1996.

                  (b) Each Employee Plan has been administered in compliance in all material respects with its terms, and, except as set forth on Schedule 2.23, in compliance in all material respects with, and IMX does not have any direct or indirect material liability under, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or other Law applicable to any Employee Plan. Each Employee Plan that is intended to qualify under Section 401(a) or Section 509(c)(9) of the Code has received a favorable determination letter from the Internal Revenue Service (a copy of which has been provided to MEDICIS and LLC) and related trusts have been determined to be exempt from taxation. Nothing has occurred that would cause and no Action is pending or threatened which could result in the loss of such exemption or qualification.

                  (c) (i) IMX has not made any contributions to any multi-employer plan (as defined in ERISA) or to any pension plan subject to the minimum funding standards of

ERISA or Title IV of ERISA, (ii) IMX has never been a member of a controlled group which contributed to any such plans and (iii) IMX has never been under common control with an employer which contributed to any such plans.

                  (d) IMX has not terminated or taken action to terminate any employee benefit plans since January 1, 1993.

                  (e) All of the Employee Plans, to the extent applicable, are in compliance in all material respects with the continuation of health benefit provisions contained in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and with Section 1862(b)(4)(A)(i) of the Social Security Act, and IMX does not have any material liability for any excise tax imposed by Code
Section 5000.

            9.22 Discrimination, Workers Compensation and Occupational Safety and Health. No Person or party (including, but not limited to, Government agencies of any kind) has any claim, notice of claim, charge, lawsuit or to IMX's knowledge any basis for any thereof, against IMX in connection with the Business arising out of any Law relating to discrimination in employment or employment practices or occupational safety and health standards, and no such claim, notice of claim, charge or lawsuit is pending or, to the best knowledge of IMX, threatened against IMX. Since April 30, 1993, IMX has not received any notice in connection with the Business from any Person alleging a violation of any such Law or occupational safety or health standards. IMX has no outstanding Contracts or obligations to indemnify any person for violation of the Laws and standards set forth in this Section.

            9.23 Alien Employment Eligibility. With respect to each Person employed by IMX in the Business on or after May 1, 1987, and who actually commenced such employment on or after November 6, 1986, (a) IMX hired such Person in compliance with the Immigration Reform and Control Act of 1986 and the rules and regulations thereunder ("IRCA") and (b) IMX and each Affiliate have complied with all recordkeeping and other regulatory requirements under IRCA.

            9.24 Insurance Policies. Set forth on Schedule 9.24 hereto is a list of all insurance policies and bonds in force covering or relating to the Contributed Assets or the Business, including without limitation all properties, operations or personnel of IMX used in connection with the Business. Policies thereon described evidence insurance in such amounts and against such risks and losses as are generally maintained with respect to comparable businesses and properties.

            9.25 Guarantees. IMX is not a guarantor, indemnity, surety or accommodation party or otherwise liable for any indebtedness of any other Person, firm or corporation except as endorser of checks received and deposited in the Ordinary Course.

            9.26 Product Warranties. Set forth on Schedule 9.26 hereto are the standard forms of product warranties and guarantees used in the Business, and copies of all other material product warranties and guarantees, and a summary of all oral product warranties used by IMX if different from the foregoing. Except as specifically described on Schedules 9.26 or 9.27, since

April 30, 1992 no product warranty or similar claims have been made against IMX in connection with the Business except routine claims as to which, in the aggregate, losses and expenses in respect of repair or replacement of merchandise do not and will not exceed $5,000. The aggregate loss and expense attributable to all product, warranty and similar claims now pending or hereafter asserted with respect to products manufactured on or prior to the Effective Date will not exceed $5,000. No Person or party (including, but not limited to, Government agencies of any kind) has any claim, or basis for any action or proceeding, against IMX under any Law relating to unfair competition, false advertising or other similar claims arising out of product warranties, guarantees, specifications, manuals or brochures used in the Business.

            9.27 Product Liability Claims. Except as described on Schedule 9.27, IMX has not received notice or information as to any claim or allegation of injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold, distributed or otherwise put in commerce by or in connection with any service provided by IMX in connection with the Business, except for routine claims described and quantified pursuant to Section 9.26. The aggregate loss and expense attributable to any and all such claims and allegations with respect to products manufactured, sold or distributed or services provided prior to the Closing Date which are asserted after the date of this Agreement will not exceed $5,000, exclusive of any recovery or coverage under any insurance policy.

            9.28 Product Safety Authorities. Except as set forth on Schedule
9.28 hereto, to the knowledge of IMX, no Person has been required to file any notification or other report with or provide information to any Government agency or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold, distributed or otherwise put in commerce in connection with the Business, and there exist no grounds for the recall of any such product.

            9.29 Environmental Matters. Except as set forth on Schedule 9.29, all assets and property currently or previously owned, leased, operated, or used by the IMX, all current or previous conditions on and uses of all of the property and assets currently or previously owned leased, operated or used by IMX. All current or previous ownership or operation of the IMX or such property and assets (including without limitation transportation and disposal of Hazardous Materials by or for the IMX) comply and have at all times complied with, and do not cause, have not caused, and will not cause liability to be incurred by the IMX under any Environmental Law. Except as set forth on Schedule 9.29, the IMX is not in violation of and has not violated any Environmental Law.

            9.30 Broker's Fees. Except as described on Schedule 9.30, IMX has not retained any broker, finder or agent or agreed to pay any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

            9.31 Foreign Operations and Export Control. IMX has made no sales outside of the United States, directly or indirectly, and does not maintain any sales depots or other manufacturing, distribution or sales entities outside of the United States.

            9.32 Truthfulness. No representation or warranty of IMX herein and no statement, information or certificate furnished or to be furnished by or on behalf of IMX or its counsel, accountants or other agents pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact or development, actual or prospective, other than general economic conditions, which materially adversely affects or in the future might reasonably be expected adversely to affect the Business, the Contributed Assets in any material respect which has not been set forth or described in this Agreement or in the Schedules hereto.

            9.33 Books and Records. The books of account, stock record books and minute books and other corporate records of IMX are in all material respects complete and correct, have been maintained in accordance with good business practices and the matters contained therein are accurately reflected on the Financial Statements. The minute books and stock books of IMX have been made available to MEDICIS and LLC and are correct and complete to the date hereof.

            9.34 Hart-Scott-Rodino Act. For purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), IMX is its own ultimate parent entity and does not meet the size-of-person test set forth in Section 7A(a) of the HSR Act or the rules relating thereto. The annual net sales of IMX (as stated on its last regularly prepared annual statement of income and expense) and the total assets of IMX (as stated on its last regularly prepared balance sheet) are each less than $10 million.

      10. OPTION TO PURCHASE. MEDICIS shall have the option to acquire IMX's interest in the LLC in three annual equal installments on each of June 30, 1999, 2000, 2001 pursuant to the terms and conditions contained in the LLC Agreement.

      11. COVENANTS OF IMX.

            11.1. Payment of Debts. IMX hereby covenants and agrees that until the Closing Date and for 90 days thereafter, IMX shall timely pay all of its debts and other obligations involving more than $25,000 as they become due; provided however that if IMX wishes to delay payment of any debts or obligations over $25,000 for any reason whatsoever, IMX shall first inform LLC and MEDICIS of such wish and of the underlying reason for such wish and shall obtain written consent from LLC or MEDICIS, such consent not to be unreasonably withheld, before IMX delays any such payment.

            11.2. Release of Liens. Upon the Closing or immediately thereafter, IMX shall use such portion of the consideration received pursuant to Sections 2.2(b) and 2.2(c) of this Agreement or pursuant to the Stock Purchase Agreement as is necessary to cause the release of any Liens on IMX property or assets arising from or related to financing arranged by IMX.

            11.3 Closing Covenants. IMX covenants and agrees with LLC and MEDICIS that, from and after the date of this Agreement and until the Closing Date, IMX will conduct the Business subject to the following provisions and limitations.

                  (a) Operation of the Business. Without the prior written consent of LLC and MEDICIS, IMX in connection with the Business and Contributed Assets, will not:

                        (i) enter into any Contract or commitment or engage in any transaction which is not in the Ordinary Course of the Business or which is inconsistent with past practices;

                        (ii) sell or dispose of or encumber any material amount of the Contributed Assets;

                        (iii) make, or enter into any Contract for, any material capital expenditure or enter into any material lease of capital equipment or real estate;

                        (iv) enter into any Contract, whether for the purchase or sale of inventory, supplies, other products or services or otherwise, and whether in the Ordinary Course of the Business or otherwise, involving more than $5,000 or enter into any series of such Contracts with one party or affiliated group of parties involving more than $5,000 in the aggregate;

                        (v) create, assume, incur or guarantee any indebtedness other than (i) in the Ordinary Course of the Business and with a maturity date of less than one year or (ii) that incurred pursuant to existing Contracts disclosed in the schedules delivered pursuant hereto;

                        (vi) make or institute any unusual or novel method of transacting business or change any accounting procedures or practices or its financial structure;

                        (vii) make any amendments to or changes in its articles or certificate of incorporation or association or bylaws;

                        (viii) perform any act, or attempt to do any act, or permit any act or omission to act, which will cause a breach of any material contract, commitment or obligation to which IMX is a party; or

                        (ix) take any action or incur any liability or obligation which, if taken or incurred prior to the date of this Agreement, would be required to be disclosed on any Schedule hereto.

                  (b) Preservation of Business. IMX shall carry on the Business diligently and substantially in the same manner as heretofore conducted and shall keep its business organizations intact, including its present employees and present relationships with suppliers and customers and others having business relations with IMX. IMX will at all times maintain in inventory quantities of raw materials, component parts, work in process, finished goods and other supplies and materials sufficient to allow the LLC to continue to operate the Business, after the Closing Date, free from any shortage of such items.

            11.4. Taxes.

                  (a) IMX shall pay all applicable sales, use or other similar transfer

Taxes that are, or become, due or payable as a result of the transfer or delivery of the Contributed Assets hereunder, whether levied on MEDICIS, LLC or IMX. IMX shall prepare, subject to LLC's reasonable approval, and file any Returns required in respect of such Taxes.

                  (b) All real estate, personal property, ad valorem and any other local or state Taxes relating to the Contributed Assets or the Business which shall be accrued but unpaid as of the Closing Date, shall be prorated to the Closing Date and shall be paid by IMX to any Government levying such Taxes, if such Taxes are levied directly against IMX, or to LLC if such Taxes are levied against LLC or MEDICIS.

      12. INVENTIONS. IMX acknowledges and agrees that the Contributed Intellectual Property shall be the sole and exclusive property of LLC and, unless otherwise agreed by the parties in writing or in this Section 12, the New Intellectual Property shall be the sole and exclusive property of LLC and IMX shall have no rights thereto other than the limited right to use the same for the purposes reasonably related to its obligations under this Agreement.

            12.1 New Intellectual Property. IMX and LLC agree to make prompt and full disclosure to MEDICIS of all New Intellectual Property and advise MEDICIS, regularly, of all work being done by IMX or LLC on any New Intellectual Property.

                  (a) To the extent IMX or any of its directors, officers, employees, consultants, agents, successors or assigns ("Agents") would be deemed by law to be owners of any rights to the New Intellectual Property (other than pursuant to agreement between the parties evidenced in writing), IMX hereby assigns to LLC and hereby agrees to cause its Agents to assign to LLC all such rights to the New Intellectual Property, effective upon its creation.

                  (b) IMX shall cooperate with LLC or MEDICIS, as LLC's agent or assignee, provide all reasonable assistance and information, and execute any and all applications, assignments or other instruments which LLC or MEDICIS may deem necessary in order to enable LLC, at LLC's expense:

                        (i) to apply for, prosecute and obtain any patents, trademarks, copyrights or other legal protection in the United States or foreign countries for the New Intellectual Property; or

                        (ii) in order to assign or convey to or vest in LLC or MEDICIS, as the case may be, the sole and exclusive right, title and interest in and to the New Intellectual Property.

                  (c) LLC hereby agrees that upon MEDICIS's request and for reasonable consideration to be determined at the time of such request, LLC shall assign to MEDICIS all LLC's right, title and interest to the New Intellectual Property.

                  (d) If IMX intends to incorporate into any New Intellectual Property any Intellectual Property which IMX claims is proprietary to any person other than LLC or MEDICIS (the "Other Intellectual Property"), IMX shall first notify LLC and MEDICIS of such intention before its incorporation into any New Intellectual Property. IMX shall incorporate the Other Intellectual Property into such property only upon the written consent of LLC and MEDICIS. If such Other Intellectual Property is so incorporated, IMX hereby:

                        i) Grants to LLC or MEDICIS, as the case may be, a perpetual, irrevocable, world-wide, royalty-free right to use (and sublicense others to use) the Other Intellectual Property so incorporated effective upon delivery which shall be exclusive to LLC or MEDICIS, as the case may be, with respect to IMX Intellectual Property and non-exclusive if such Intellectual Property belongs to a third party; and

                        ii) Represents and warrants that the use of the Other Intellectual Property by LLC or MEDICIS (and its Affiliates and sublicensees) will not infringe upon or violate any patent, copyright, trade secret or other proprietary right of any third party.

      13. NONCOMPETE. IMX acknowledges and agrees that (i) the MEDICIS Contribution and the LLC Consideration as well as the consideration and benefits to be provided to LLC under this Agreement and the Major Agreements have been bargained and negotiated in exchange for, and in consideration of, IMX's agreement to abide by the covenants contained in this Section 13 and other noncompetition agreements to be executed in connection with this Agreement; (ii) the continued involvement by IMX in a business in competition with LLC or MEDICIS would diminish the value of the IMX Contribution to a level where MEDICIS would not receive the benefit of its bargain to participate in the joint venture; and (iii) as an inducement to MEDICIS to participate in the joint venture, IMX has agreed not to compete with LLC and MEDICIS and to refrain from making disclosures to the extent set forth below.

            13.1 Restrictive Covenants. IMX covenants and agrees that for a period that is the lesser of (i) three years from the date of termination of the LLC, whether by dissolution, liquidation or otherwise, or (ii) three years from the date after which IMX holds less than 10% of the total interest outstanding in the LLC (the "Restricted Period"), IMX will not, without the express written approval of MEDICIS:

                  (a) directly or indirectly, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, in any business which competes ("Competitive Business"), directly or indirectly, with any business conducted, or engaged in, or proposed to be conducted or engaged in, by LLC or MEDICIS as of the Closing Date or at any time during IMX's term of investment with LLC (the "LLC Business") located in any county in the United States of America and each similar jurisdiction in any other country in which the LLC Business is conducted or engaged in by LLC or MEDICIS, or is proposed to be conducted or engaged in by LLC or MEDICIS, as of the Closing Date or at any time during IMX's term of investment with LLC (the "Market") without regard to (A) whether the Competitive Business has its office, manufacturing or other business facilities within or without the Market,
      (B) whether any of the activities of IMX referred to above occur or are performed within or without the Market, or (C) whether IMX resides, or reports to an office, within or without the Market; provided, however, that (x) IMX may, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to five percent of the capital stock of a corporation whose capital stock is traded publicly, or that (y) IMX may accept employment or engagement as an independent consultant with LLC, MEDICIS or any successor company to LLC or MEDICIS.

                  (b) directly or indirectly, in one or a series of transactions, (A) recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with LLC or MEDICIS to discontinue, reduce or modify such employment, agency or business relationship with LLC or MEDICIS, or (B) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within six months prior to the date IMX or the Competitive Business employs or seeks to employ such person) employed or retained by LLC or MEDICIS. Notwithstanding the foregoing, nothing herein shall prevent IMX from providing a letter of recommendation to an employee with respect to a future employment opportunity.

            13.2 MEDICIS/Meyer-Zall Relationship. MEDICIS covenants and agrees that it shall not attempt to expand its relationship with Meyer-Zall Laboratories to matters that are not related to or arise out of the IMX Contribution or any New Products purchased by MEDICIS under the New Product Agreement without the prior written approval of IMX.

            13.3 Severability. LLC, MEDICIS and IMX believe the covenants against competition contained in this Section 13 are reasonable and fair in all respects, and are necessary to protect the interests of LLC and MEDICIS. However, in case any one or more of the provisions or parts of a provision contained in this Section 13 shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Section 13 or this Agreement or any other jurisdiction, but this Section 13 shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction. Without limiting the foregoing, the parties intend that the covenants and agreements contained in Section 13.1 shall be deemed to be a series of separate covenants and agreements, one for each county or other jurisdiction of the Market. If, in any judicial proceeding, a court shall refuse to enforce all the separate covenants and agreements deemed to be included in
Section 13.1, it is the intention of the parties hereto that the covenants and agreements which, if eliminated, would permit the remaining separate covenants and agreements to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from Section 13.1.

            14. TERM AND TERMINATION.

            14.1 Term. Unless earlier terminated as provided herein, this Agreement shall continue in force until the earlier of (i) the dissolution or liquidation of LLC; (ii) the date on which IMX is no longer the owner of 10% or more of any interest in LLC.

            14.2 Default. In the event that any party hereto shall materially breach any of the provisions contained in this Agreement or in any of the Major Agreements, which breach has not been cured within thirty (30) days after written notice to the defaulting party by the non-defaulting party, the non-defaulting party may terminate this Agreement without further notice to the defaulting party.

            14.3 Termination. Upon the effective date of the termination of this
Agreement:

                  (a) If the termination is due to the default of either party under Section 14.2 above, the LLC shall immediately cease doing business, except as is necessary to wind up its affairs in an orderly manner and the assets of LLC shall be distributed as set forth in the LLC Agreement.

                  (b) The obligations of the parties hereto contained in Sections 3, 6, 7, 9-15, 17-20, inclusive shall survive the termination of this Agreement.

                  (c) If the termination is due to a default of IMX under
Section 14.2 above, MEDICIS shall have the right to immediate possession of all Contributed Intellectual Property and all New Intellectual Property as well as copies of all such Intellectual Property in the possession of or under the control of IMX and IMX shall promptly deliver the same to MEDICIS.

                  (d) If the termination is due to a default by MEDICIS under
Section 14.2, LLC shall have the right to maintain possession of all Contributed Intellectual Property and all New Intellectual Property as well as copies of all such Intellectual Property in the possession of or under the control of IMX and IMX shall promptly deliver the same to LLC.

                  (e) Any amounts owing which are due to the breaching party by the other party may be withheld and applied to offset any damages occasioned by such breach.

                  (f) No termination of this Agreement or termination of the JV or LLC shall constitute a waiver by any party hereto of any other rights or remedies which it may have against the other, nor shall it constitute a termination of any license arrangement between the parties hereto relating to a New Product.

      15. CONFIDENTIALITY. Subject to any limitations on confidentiality obligations imposed by applicable Laws of any Government, each of MEDICIS and IMX shall use all confidential information of the other party or LLC solely for the purposes of carrying out their obligations and exercising their rights hereunder, provided however, that subject to the New Products Agreement, MEDICIS shall be permitted to use and/or disclose the confidential information of the LLC after IMX no longer holds an interest in the LLC or prior to such time, if such use and/or disclosure will not or does not materially affect the LLC's Net Sales.

            15.1 Each party shall treat all confidential information as confidential and proprietary and shall take reasonable steps to hold such information in confidence, to protect against its unauthorized disclosure and to restrict its use to those purposes consistent with the rights of the parties hereto including without limitation having such party's employees and consultants execute written agreements agreeing to abide by the confidential obligations of such party.

            15.2 Neither party shall be obligated to protect or hold in confidence any confidential information which is:

                  (a) legally known to and reduced to writing by the receiving party prior to the disclosure by the other party except this exception shall not apply to IMX in relation to the confidential information contained in the Contributed Assets;

                  (b) known or becomes known, to third parties knowledgeable in the industry without the fault or negligence of the receiving party; or

                  (c) subsequently rightly received from a third party without similar restriction and without a breach of this Agreement; or

                  (d) independently developed by the receiving party without recourse to the confidential information or breach of this Agreement; or

                  (e) approved for release by written authorization of the providing party; or

                  (f) disclosed pursuant to a governmental requirement or disclosure is permitted by operation of law.

      16. CONDITIONS TO MEDICIS's OBLIGATIONS. The obligations of MEDICIS to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of MEDICIS to waive any one or more of such conditions:

            16.1 Representations and Warranties of IMX. The representations and warranties of IMX contained in this Agreement, including the Schedules hereto, and in the certificates and papers to be delivered to MEDICIS and LLC pursuant hereto and in connection herewith shall be true and correct in all material respects on the date hereof and on the Closing Date (except for changes specifically permitted hereunder) as though such representations and warranties were made on the Closing Date.

            16.2 Approval by IMX's Shareholders. The shareholders of IMX shall have, in a general meeting duly noticed and conducted, approved and adopted this Agreement and the other Major Agreements and the transactions contemplated hereby and thereby in accordance with all applicable requirements of Law and the articles or certificate of incorporation or association and bylaws of IMX. Evidence of the taking of such action, in a form satisfactory to MEDICIS and its counsel, shall be delivered to MEDICIS prior to or at the Closing.

            16.3 Performance of this Agreement. IMX shall have duly performed or complied in all material respects with all of the obligations to be performed or complied with by it under the terms of this Agreement and the other Major Agreements on or prior to the Closing Date.

            16.4 No Material Adverse Change. There shall have been no material adverse change, actual or threatened, in connection with the Business (including relationships with customers or vendors for any reason), whether or not covered by insurance, as a result of any cause whatsoever.

            16.5 Certificate of IMX. MEDICIS shall have received a certificate signed by the President and Treasurer of IMX dated as of the Closing Date and subject to no qualification certifying that the conditions set forth in Sections 16.1, 16.3, 16.4, 16.5, 16.12, 16.13, 16.14, 16.15 and 16.17 hereof have been fully satisfied. Such certificate shall be deemed a representation and warranty of IMX under this Agreement.

            16.6 Documents. LLC shall receive from IMX on the Closing Date:

                  (a) a fully executed Assignment and Assumption Agreement in the form of Exhibit G attached hereto and other appropriate documents conveying to LLC good and marketable title to the Contributed Assets, other than the Contributed Intellectual Property; and

                  (b) a fully executed Assignment of the trademark, "Exorex" and any other trademarks or tradenames used in the Business in the form of Exhibit H attached hereto and such other appropriate documents conveying to LLC good and marketable title to the trademark; and

                  (c) a fully executed Computer Software License in the form to be agreed between the parties and copies of the object code and source code, in machine and human readable form, as appropriate, and all supporting instructions and documentation relating to the use of the software; and

                  (d) a fully executed Exclusive Distribution Agreement Assignment in the form of Exhibit I attached hereto and a related side letter.

            16.7 Facility Agreement. IMX shall have executed and delivered the Facility Agreement.

            16.8 Consulting Agreement. IMX shall have executed and delivered the Consulting Agreement and each Significant Employee shall have executed and delivered the Nondisclosure Agreement.

            16.9 New Product Agreement. IMX shall have executed and delivered the New Product Agreement.

            16.10 No Lawsuits. No suit, action or other proceeding or investigation shall be threatened or pending before or by any court or Government concerning this Agreement or the consummation of the transactions contemplated hereby, or in connection with any claim against IMX not disclosed herein or on the Schedules hereto. No Government shall have threatened or directed any request for information concerning this Agreement, the transaction contemplated hereby or the consequences or implications of such transaction to LLC, MEDICIS or IMX, or any officer, director, employee or agent of each of them.

            16.11 No Restrictions. There shall exist no conditions, restrictions or reservations materially affecting the title to or utility of the Contributed Assets which would prevent LLC from occupying and utilizing the Contributed Assets, or any part thereof, to the same full extent that IMX might continue to do so if the sale and transfer contemplated hereby did not take place including without limitation no conditions of IMX such that the transactions contemplated hereby would be considered preferential or fraudulent transfers under applicable Laws.

            16.12 Consents. All consents and approvals necessary to insure that LLC will continue to have the same full rights in respect to the Contributed Assets as IMX had immediately prior to the consummation of the transaction contemplated hereunder shall have been obtained.

            16.13 Releases. At the Closing or within three days thereafter, IMX shall deliver to LLC and MEDICIS the written release of all Liens relating to the Contributed Assets, executed by the holder of or parties to each such Lien. The releases shall be satisfactory in substance and form to MEDICIS and its counsel.

            16.14 Termination of Employees. IMX shall have effectively terminated all of the employees included in the Contributed Assets in compliance with all applicable Laws, including the WARN Act, and shall have paid to all such terminated employees all amounts then due and owing such employees plus all accrued but not taken vacation and other pay.

            16.15 Bulk Sales. IMX at its expense shall have taken all action required, including preparation and, in cooperation with MEDICIS, mailing of a notice to creditors, to effect compliance with any applicable bulk sales Law.

            16.16 Due Diligence. MEDICIS shall be satisfied in all respects with the contents of the Schedules hereto which may be amended until the Closing Date and the results of its due diligence review in connection with the Business, including without limitation the Financial Statements, the validity of the Contributed Intellectual Property, customer, vendor, and other third person relationships and environmental, tort, securities, corporate, product liability, employee benefits, taxation and insurance matters.

            16.17 Further Assurances. MEDICIS shall have received such further instruments and documents as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained and the performance of all conditions to the consummation of such transactions.

      17. CONDITIONS TO IMX'S OBLIGATIONS. The obligations of IMX to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of IMX to waive any one or more of such conditions:

            17.1 Performance of the Major Agreements. MEDICIS shall have duly performed or complied in all material respects with all of the obligations to be performed or complied with by it under the terms of this Agreement and the other Major Agreements on or prior to the Closing Date.

            17.2 Approval by IMX's Shareholders. The shareholders of IMX shall have, in a general meeting duly noticed and conducted, approved and adopted this Agreement and the other Major Agreements and the transactions contemplated hereby and thereby.

            17.3 Payment of MEDICIS Contribution and LLC Consideration and Assumption of Liabilities. IMX shall receive from MEDICIS and LLC, as applicable, on the Closing Date, the MEDICIS Contribution and the LLC Consideration, and the Assumption and Assignment Agreement duly executed by LLC.

            17.4 Facility Agreement. LLC shall have executed and delivered the Facility Agreement.

            17.5. Consulting Agreement. LLC shall have executed and delivered the Consulting Agreement.

            17.6 Service Agreement. MEDICIS shall have executed and delivered the Service Agreement.

            17.7 Stock Purchase Agreement. MEDICIS shall have executed and delivered the Stock Purchase Agreement.

            17.8 Further Assurances. IMX shall have received such further instruments and documents as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained and the performance of all conditions to the consummation of such transactions.

      18. INDEMNIFICATION

            18.1 Survival of Representations and Warranties. All representations and warranties of the parties made in this Agreement and the other Major Agreements or in any exhibit, statement, Schedule, certificate, instrument or document delivered pursuant hereto and thereto shall survive the Closing and shall remain in effect for a period of two years after the Closing Date and shall thereupon terminate and be of no further force and effect; provided, however, that the foregoing shall not apply to representations and warranties under Sections 9.8, 9.11, 9.21, 9.22, 9.27, 9.28 and 9.29; and provided, further, that this shall not prohibit any claim for Indemnified Losses pursuant to Section 18.2(a) after such applicable survival period with respect to Indemnified Losses as to which the indemnifying party has received notice in accordance with this Section 18 prior to the expiration of such survival period. The expiration of any representation or warranty made in this Agreement or in any exhibit, statement, Schedule, certificate, instrument or document delivered pursuant hereto shall not impair or restrict the rights that any party could assert with respect to any and all remedies at law or in equity in the absence of such representation or warranty. All representations and warranties hereunder shall be deemed to be material and, except as otherwise specifically provided herein, relied upon by the parties with or to whom the same were made, notwithstanding any investigation or inspection made by or on behalf of such party or parties.

            18.2 Indemnification of MEDICIS and LLC. IMX hereby agrees to indemnify and hold MEDICIS and its subsidiaries and Affiliates and the LLC (together with their shareholders, directors, officers, employees, successors, assigns and agents of each of them) (collectively, the Indemnified Parties") harmless from, against and in respect of, and waives any claim for contribution or indemnity with respect to, any and all claims, losses, damages, liabilities, expenses or costs ("Losses"), plus reasonable attorneys' fees and expenses and/or enforcement of this Agreement, plus interest from the date incurred through the date of payment at the prime lending rate of Citibank, N.A. from time to time prevailing (in all, "Indemnified Losses") incurred or to be incurred by any of them (a) to the extent resulting from or arising out of, or alleged to result from or arise out of, any breach or violation of the representations, warranties, covenants or agreements of the IMX contained in this Agreement and the other Major Agreements, or in any exhibit, statement, Schedule, certificate, instrument or document delivered pursuant hereto and thereto, including provisions of this Section 18, and (b) to the extent resulting from or arising out of, or alleged to result from or arise out of, any liability or obligation not expressly assumed by LLC hereunder, (c) the conduct or operation of the Business of IMX; (d) the failure of IMX to perform any term, condition, or obligation required by this Agreement or any of the Major Agreements to be performed by IMX; or (e) any act or omission of gross negligence, willful misconduct or bad faith by IMX in connection with its performance of its obligations under this Agreement or any Major Agreement. Notwithstanding the foregoing, the IMX shall not have any liability to the Indemnified Parties for any Liabilities resulting primarily and directly from the Indemnified Parties' negligence, willful misconduct.

            18.3 Limitations. The Indemnified Parties shall not be entitled to recover Indemnified Losses under this Section 18 until such Indemnified Losses exceed a threshold amount of $25,000 in the aggregate, but once the Indemnified Losses exceed such threshold amount, the Indemnified Parties shall be able to recover the entire amount of the Indemnified Losses from IMX including the first $25,000 of such Indemnified Losses.

            18.4 Set-off Rights. MEDICIS and LLC shall be entitled to set off any amounts owing by IMX to the Indemnified Parties, or any of them, pursuant to this Section 18 or otherwise, against any amounts owed to IMX by MEDICIS or LLC. If it is determined by a court of competent jurisdiction, after all appeals have been exhausted by MEDICIS or LLC, or after the expiration of all applicable appeal periods, that MEDICIS or LLC was not, in any particular circumstance, entitled to invoke the set-off rights contained herein, MEDICIS or LLC shall pay, on demand, the reasonable attorney's fees and expenses incurred by the IMX, or any of them, in connection with such determination.

            18.5 Participation in Litigation. In the event any suit or other proceeding is initiated against an Indemnified Party with respect to which MEDICIS alleges IMX is or may be obligated to indemnify an Indemnified Party hereunder, IMX shall be entitled to participate in such suit or proceeding, at its expense and by counsel of its choosing, provided that (a) such counsel is reasonably satisfactory to MEDICIS, and (b) MEDICIS shall retain primary control over such suit or proceeding. Such counsel shall be afforded access to all information pertinent to the suit or proceeding in question. MEDICIS shall not settle or otherwise compromise any such suit or proceeding without the prior consent of IMX, which consent shall not be unreasonably withheld, if the effect of such settlement or compromise would be to impose liability on IMX hereunder.

            18.6 Claims Procedure. In the event from time to time MEDICIS believes that it or any other Indemnified Party has or will suffer any Losses for which IMX is obligated to indemnify it hereunder, it shall promptly notify IMX in writing of the matter, specifying therein the reason why MEDICIS believes that IMX is or will be obligated to indemnify, the amount, if liquidated, to be indemnified, and the basis on which MEDICIS has calculated such amount; if not yet liquidated, the notice shall so state; provided, however, that the right of a person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is prejudiced thereby. IMX shall pay any amount to be indemnified hereunder not more than five days after receipt of notice from MEDICIS of the liquidated amount to be indemnified.

            18.7 Tax Indemnification. In addition to any other indemnification granted herein and notwithstanding the survivability or limits, if any, of any representation contained herein or the absence of any representation herein, IMX agrees to indemnify, defend and hold harmless MEDICIS and LLC, their Affiliates and their respective officers, directors, employees and agents from and against all loss, liability, including IMX's liability for its own Taxes or its liability, if any (for example, by reason of transferee liability or application of Treas. Reg. Section 1.1502-6) for Taxes of others, damage or reasonable expense (including but not limited to reasonable attorneys' fees and expenses) (collectively, "Costs") payable with respect to Taxes claimed or assessed against MEDICIS or the Contributed Assets (i) for any taxable period ending on or before the Closing Date or (ii) for any taxable period resulting from a breach of any of the representations or warranties contained in Section 9.8 hereof. IMX also agrees to indemnify, defend and hold harmless MEDICIS and LLC from and against any and all costs sustained in a tax period of LLC ending after the Closing Date arising out of the settlement or other resolution of a proposed tax adjustment which relates to a tax period ending on or before the Closing Date.

      19. ARBITRATION.

            19.1 The parties shall promptly submit to arbitration any dispute which may arise in connection with this Agreement (or the transactions or relationships contemplated thereby) that is not promptly resolved by them, except that MEDICIS or LLC may seek injunctive relief for breaches of Sections 12, 13 or 15 of this Agreement if either party makes a good faith determination that such breach by the other party will result in irreparable harm and that injunctive relief is the only adequate remedy. Neither any provision of, nor the exercise of any right under this Article shall limit the right of any party before, during and after the pendency of the Arbitration to exercise any self-help remedies such as, for example, set-off. The institution, use or maintenance of any such remedies shall not constitute a waiver of the right of any party to submit the controversy or claim to Arbitration.

            19.2 The American Arbitration Association shall have jurisdiction over any arbitration, which shall be conducted in Maricopa County, Arizona, in accordance with the Commercial Arbitration Rules of such Association, except as modified by agreement of the parties.

            19.3 In the event a dispute is to be submitted to arbitration pursuant to this Section 19, the parties agree that the dispute shall be resolved by a private arbitration conducted by one arbitrator. Within ten (10) days after the submission of such dispute to arbitration, the parties shall agree upon one arbitrator, selected from a panel of five individuals, none of whom is an officer, director or employee of a party or an affiliate of such party, or a person who has a direct or indirect personal or financial interest in the outcome of the arbitration, designated by the American Arbitration Association from its permanent panel of commercial arbitrators. The parties shall select the arbitrator by alternately striking names of the individuals so designated until only one name remains. A coin toss will determine which party is to strike the first name.

            19.4 The arbitrator shall set a hearing date for an arbitration (the "Hearing") within 90 days from the date the arbitrator is selected, unless otherwise agreed by the parties. At least 15 days before the Hearing, each party shall submit to the arbitrator a list of all witnesses and exhibits which it intends to present at the Hearing. No later than ten days before the Hearing, each party shall provide to the arbitrator a short (not to exceed five single-spaced pages or such other page limit as the arbitrator permits) statement of its position with regard to the dispute. Notwithstanding the Commercial Arbitration Rules, each party shall have the right to conduct up to a total of two depositions and may serve upon any other party one or more requests for the production of documents. No other discovery may be conducted absent agreement of the parties or an order of the arbitrator. At the Hearing, each party shall, unless it waives the opportunity, make an oral opening statement and an oral closing statement. The arbitrator shall not be strictly bound by rules of procedure or rules of evidence, but shall use the Federal Rules of Evidence as a guideline in conducting the Hearing. When testimony is complete and each party has introduced its exhibits pursuant to the provisions of this Agreement, and each party has made a closing statement pursuant to the provisions of this Agreement or waived the opportunity to do so, the arbitrator shall declare the Hearing closed; provided that the parties may submit post-hearing briefs pursuant to an agreed upon schedule or a schedule formulated by the arbitrator. The Hearing shall be held at a location agreed upon by the parties and convenient for the arbitrator, or if the parties cannot agree upon a location, at a location designated by the arbitrator. The Hearing shall be conducted in private. Attendance at the hearing shall be limited to the following: (i) the arbitrator; (ii) representatives of each party; (iii) each party's attorneys and attorneys' assistants or advisors, if any, including expert witnesses, if any; (iv) a court reporter if requested by either party; and (v) any witnesses. The arbitrator may sequester witnesses upon the motion of a party. Within 30 days of the close of the Hearing or submission of the post-hearing briefs, the arbitrator shall issue a written opinion and award (the "Award") based on evidence, arguments and post-hearing briefs, if any. The Award shall be a decision of the arbitrator, shall resolve the parties' dispute and shall be final and binding on the parties. Except as otherwise provided in this Agreement, there shall be no ex parte communication regarding the subject matter of the Hearing between a party or its attorneys and the arbitrator from the time the arbitrator is appointed until after the parties receive the Award. The parties may agree to submit the dispute to the arbitrator without a Hearing, in which event the arbitrator will render and deliver to the parties a written opinion and Award within 30 days of being notified that the parties waive the Hearing. Notwithstanding any other provision of this Agreement, the arbitrator shall have no power to delete from, add to or modify the terms of this Agreement, and may not award any remedy which effectively conflicts directly or indirectly with any provision of this Agreement.

            19.5 In any arbitration, all of the reasonable costs and expenses of the Successful Party (including reasonable attorneys' fees and expenses), all fees and expenses of experts retained by the Successful Party and all costs of the arbitrator shall be borne the Losing Party in such arbitration. The "Losing Party" and the "Successful Party" shall be determined by the arbitrator based on the relative success or failure of each party to such arbitration.

      20. MISCELLANEOUS

            20.1 Choice of Forum and Governing Law. The parties hereby agree that: (i) subject to Section 19, any claims or litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted exclusively in the state or federal courts in Maricopa County, Arizona, (ii) the parties consent to such jurisdiction, agree that venue will be proper in such courts and waive any objections based upon forum non conveniens; and (iii) the Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, without regard for any conflict of law principles. The choice of forum set forth in this Section 20 shall not be deemed to preclude the enforcement of any action under this Agreement in any other jurisdiction

            20.2 Severability. In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall, remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law. In the event that the terms and conditions of this Agreement are materially altered, the parties will renegotiate the terms and conditions of this Agreement to resolve any inequities in an attempt to carry out to the extent legally permissible the severed or altered portion.

            20.3 Assignment; Binding Agreement.

                  (a) This Agreement and all or any part of LLC's rights and obligations hereunder may be assigned by LLC at any time to any Affiliate of LLC. LLC shall cause such Affiliate(s) to perform any of LLC's obligations hereunder which are assigned to such Affiliate(s).

                  (b) Neither this Agreement nor any of IMX's rights or obligations hereunder may be assigned by IMX without LLC's prior written consent.

                  (c) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective successors and permitted assigns. This Agreement is not intended, nor shall be construed, to give any person other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

            20.4 Non-Disclosure of Information. Without the prior written consent of MEDICIS, IMX will not disclose or reveal to any third Person any confidential, non-public or commercially valuable information (a) concerning MEDICIS or LLC to which IMX was exposed in connection with this Agreement or the other Major Agreements, (b) in connection with the Business.

            20.5 Remedies. Nothing contained herein is intended to or shall be construed to limit the remedies which either party may have against the other in the event of a breach of or default under this Agreement, it being intended that any remedies shall be cumulative and not exclusive.

            20.6 Non-Waiver of Rights. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

            20.7 Entire Agreement and Modification. This Agreement, including the Schedules and Exhibits attached hereto, and the other Major Agreements and the documents delivered pursuant hereto, constitutes the entire agreement between the parties. No changes of, modifications of, or additions to this Agreement shall be valid unless the same shall be in writing and signed by all parties hereto.

            20.8 Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            20.9 Cooperation. Each party agrees to cooperate and to take such further action and to execute and deliver such additional instruments and documents as the other party may, from time to time, reasonable request in order to effectuate and accomplish the purpose of this Agreement.

            20.10 Headings; Interpretation. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Both parties have participated substantially in the negotiation and drafting of this Agreement and each party hereby disclaims any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

            20.11 Payment of Fees and Expenses. Each party hereto shall pay all fees and expenses of such party's respective counsel, accountants and other experts and all other expenses incurred by such party incident to the negotiation, preparation and execution of this Agreement and the consummation of the transaction contemplated hereby, including any finder's or brokerage fees.

            20.12 Notices. All written notices or other written communications required under this Agreement shall be deemed properly given when provided to the parties entitled thereto by personal delivery (including delivery by commercial services such as messengers and airfreight forwarders) or by mail sent registered or certified mail, postage prepaid at the following addresses (or to such other address of a party designated in writing by such party to the others):

            If to LLC:        Medicis Consumer Products Company, L.L.C.
                              c/o Medicis Pharmaceutical Corporation
                              4343 East Camelback, Suite 250
                              Phoenix, Arizona 85018-2700
                              Attention: Jonah Shacknai

            If to MEDICIS:    Medicis Partners Incorporated
                              c/o Medicis Pharmaceutical Corporation
                              4343 East Camelback, Suite 250
                              Phoenix, Arizona 85018-2700
                              Attention: Jonah Shacknai

            with a copy to:   Bryan Cave LLP
                              2800 North Central Avenue
                              21st Floor
                              Phoenix, Arizona 85004-1098
                              Attention: Frank M. Placenti, Esq.

            If to IMX:        IMX Pharmaceutical Corporation
                              2295 Corporate Boulevard
                              Boca Raton, Florida 33431
                              Attn: William Forster
            with a copy to:   Nason, Yeager, Gerson, White & Lioce, P.A.
                              1645 Palm Beach Lakes Boulevard
                              Suite 1200
                              West Palm Beach, Florida 33401
                              Attn: Gary N. Gerson

All written notices shall be deemed delivered and properly received upon the earlier of two (2) days after mailing the confirmation notice or upon actual receipt of the notice provided by personal delivery or electronic means.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement, on the day and year first above written.


                                 MEDICIS CONSUMER PRODUCTS COMPANY, L.L.C.

                                 By: /s/ Jonah Shacknai
                                     -------------------------------------------
                                 Medicis Partners Incorporated, General Manager
                                 By: Jonah Shacknai, Chairman and Chief
                                       Executive Officer


                                 MEDICIS PARTNERS INCORPORATED

                                 By: /s/ Jonah Shacknai
                                     -------------------------------------------
                                     Jonah Shacknai, Chairman and Chief
                                       Executive Officer


                                 IMX PHARMACEUTICALS, INC.

                                 By:____________________________________________
                                             William Forster, President

                                    EXHIBIT A


                                  LLC AGREEMENT

                              [See Exhibit 10.4.1]

                                    EXHIBIT B

                            STOCK PURCHASE AGREEMENT

                                    EXHIBIT C

                              NEW PRODUCT AGREEMENT

                              [See Exhibit 10.4.2]

                                    EXHIBIT D

                              CONSULTING AGREEMENT

                                    EXHIBIT E

                               FACILITY AGREEMENT

                                  [See 10.4.3]

                                    EXHIBIT F

                                SERVICE AGREEMENT

                                    EXHIBIT G

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

                                    EXHIBIT H

                              TRADEMARK ASSIGNMENT

                                    EXHIBIT I

                 ASSIGNMENT OF EXCLUSIVE DISTRIBUTION AGREEMENT

         ADDENDUM DATED JUNE 18, 1998 TO JOINT VENTURE AGREEMENT BY AND
             BETWEEN MEDICIS PARTNERS INCORPORATED, MEDICIS CONSUMER
          PRODUCTS COMPANY, L.L.C., AND IMX PHARMACEUTICALS, INC. DATED
                                 JUNE 12, 1998

As an amendment to certain provisions of the Joint Venture Agreement, the parties agree as follows:

      1. Paragraph 1.28 shall be amended so that it shall read as follows:

            "Receivables." Receivables shall mean all accounts receivable of IMX in connection with the Business that have been outstanding for less than 120 days at the Closing, and also all consignment or point of sale arrangements that are outstanding.

      2. There shall be added a final sentence to Paragraph 1.25 New Intellectual Property as follows: Notwithstanding the foregoing, New Intellectual Property shall not include any Intellectual Property relating to any New Product.


                                    IMX PHARMACEUTICALS, INC.

                                    By: /s/ William A. Forster
                                        ----------------------------------------
                                        William A. Forster, President


                                    MEDICIS PARTNERS INCORPORATED

                                    By: /s/ Mark A. Prygocki, Sr.
                                        ----------------------------------------
                                        Mark A. Prygocki, Sr.
                                        Chief Financial Officer


                                    MEDICIS CONSUMER PRODUCTS
                                    COMPANY, L.L.C.

                                    By: /s/ Mark A. Prygocki, Sr.
                                        ----------------------------------------
                                        Mark A. Prygocki, Sr.
                                        Chief Executive Officer